Exhibit 99.1


             Drexler Technology Reports Results for FY04
               Second Quarter Ended September 30, 2003

    MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--Oct. 30, 2003--Border-security and multi-biometric ID card maker Drexler Technology Corporation (Nasdaq:DRXR) today reported financial results for its fiscal 2004 second quarter and six months ended September 30, 2003.
    For the three months ended September 30, 2003, the Company had a net loss of $1,744,000, or 17 cents per share diluted, versus net income of $1,375,000, or 13 cents per share diluted, for the three months ended September 30, 2002. Revenues for the second quarter of fiscal 2004 were $2,708,000 compared with $9,493,000 for last year's second quarter.
    Optical memory card revenues for the quarter ended September 30, 2003 mainly included sales of Laser Visa Border Crossing Cards manufactured for the U.S. government and sales of Permanent Resident Cards made for the Canadian government. The Company had anticipated additional sales to other customers during the second quarter, including the Italian government for its planned electronic national ID card program (CIE card program), for which a card order was announced on July 28, 2003. After specifications and card structure are finalized, volume shipments under the CIE card program are expected to begin in the quarter ending December 31, 2003. In addition, as most recently reported by the Company on September 11, 2003, the Company is still awaiting approval of the new artwork for U.S. Department of Homeland Security (DHS) Green Cards. The Company anticipates further orders for Green Cards this fiscal year after the design artwork has been approved, although the amount and timing of orders and revenue recognition cannot be predicted.
    Revenue on optical memory cards totaled $2,190,000 for the fiscal 2004 second quarter compared with $9,236,000 for the fiscal 2003 second quarter. Revenue on optical memory cards was unusually high in the second quarter of fiscal 2003, as the per-quarter average revenue on optical memory cards was approximately $6,050,000 last year. Revenue on read/write drives, drive accessories, and maintenance totaled $472,000 for the fiscal 2004 second quarter compared with $105,000 for the fiscal 2003 second quarter.
    For the first six months of fiscal 2004, the net loss was $3,200,000, or 30 cents per share diluted, versus net income of $2,034,000, or 19 cents per share diluted, for the six months ended September 30, 2002. Revenues for the first six months of fiscal 2004 were $5,154,000 versus $16,081,000 for last year's first six months.
    Revenue on optical memory cards totaled $4,480,000 for the first six months of fiscal 2004 compared with $15,532,000 for the first six months of fiscal 2003. Revenue on read/write drives, drive accessories, and maintenance totaled $586,000 for the fiscal 2004 first six months compared with $336,000 for the fiscal 2003 first six months.
    LaserCard(R) optical memory card product orders and developments during the fiscal 2004 second quarter or shortly thereafter included the following:

    -- On October 9, 2003, the Company announced receipt of an order for 1,000 optical memory card read/write drives and biometric verification systems software for the U.S. Visitor and Immigration Status Indication Technology (US-VISIT) program, for delivery by December 31, 2003. These 1,000 drives and software systems will be deployed by the U.S. Department of Homeland Security (DHS) to air, land, and sea ports of entry around the United States. They will enable the DHS to read the encoded data on more than 13 million U.S. Permanent Resident Cards and Border Crossing Cards previously manufactured by Drexler Technology and issued by the U.S. government since 1998.

    -- On September 11, 2003, the Company announced receipt of an order for 400,000 additional LaserCard optical memory cards for use as Canadian government Permanent Resident Cards. The customer-specified delivery rate was previously 70,000 cards per month, which has been increased to 120,000 cards per month beginning November 1. As of September 30, 2003, the Canadian card backlog was approximately 645,000 cards. Including the new order, Drexler Technology has received card and equipment orders totaling $7.6 million since February 2002 under the Canadian Permanent Resident Card program that began in 2002.

    -- On August 13, 2003, the Company announced that an undisclosed country has selected Drexler Technology's optical memory cards for secure personal identification. Initial orders for the new card program totaled approximately $372,000, primarily for LaserCard read/write drives and training for the purpose of installing the infrastructure for card issuing. The read/write drives were shipped in the quarter ended September 30, 2003. Follow-on orders for optical memory cards are anticipated.

    -- On August 11, 2003, the Company announced that LaserCard optical memory cards have been selected for evaluation and field testing by the U.S. Transportation Security Administration (TSA) as a candidate for the upcoming TWIC (Transportation Workers Identification Credential) program. The Company has sold 13 read/write drives and 1,900 LaserCard optical memory cards for the evaluation and field testing phase, following which the digital card technologies that are deemed appropriate would then be eligible to enter into the prototype phase of the program.

    -- On July 28, 2003, the Company announced a $2.4 million order for LaserCard optical memory cards to be used as Italy's national ID card. Called the CIE card (Carta d'Identica Elettronica), this digital ID card program represents the first use of a LaserCard national identification card within the European Union. Deliveries under this order are expected to be completed during the Company's current fiscal year, which ends March 31, 2004.

    -- On July 14, 2003, the Company announced receipt of another order for U.S. Department of Homeland Security multi-biometric ID Border Crossing Cards, with additional optical security features, to be used as Laser Visas for U.S. visits by Mexican citizens. The approximately $2 million order called for card production to be completed within four months. This order was received under the U.S. government subcontract awarded to the Company in June of 2000 for up to 24 million LaserCard optical memory cards valued at up to $81 million.

    The Company's cash, cash equivalents, short-term investments, and long-term investments (maturities ranging from 1 to 2.5 years) were $16,177,000 at September 30, 2003 compared with $17,015,000 at March 31, 2003. The Company has no debt. As of September 30, 2003, there were 10,566,622 shares of Drexler Technology Corporation common stock outstanding compared with 10,323,382 shares outstanding as of September 30, 2002. The accounting firm of KPMG LLP has been engaged by the Company as its new independent auditors.
    Drexler Technology Corporation (www.drexlertechnology.com) and its wholly owned subsidiary, LaserCard Systems Corporation (www.lasercard.com), are based in Mountain View. Drexler manufactures LaserCard(R) optical memory cards and chip-ready Smart/Optical(TM) cards. LaserCard Systems manufactures optical card read/write drives; develops optical card system software; and markets optical cards, card-related data systems, and peripherals. Target markets for Drexler's patented, 2.8 megabyte LaserCard optical memory cards include border security, immigration, biometrics ID, electronic visas, vehicle registration, permits, and other wallet-card applications.



            DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES
       SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In Thousands, Except per Share Data)

                            THREE MONTHS ENDED       SIX MONTHS ENDED
                               SEPTEMBER 30,           SEPTEMBER 30,
                              2003      2002          2003      2002
                            --------  --------      --------  --------

Revenues                    $ 2,708   $ 9,493       $ 5,l54   $16,081

Cost of product sales         2,526     5,095         5,082     8,380
                            --------  --------      --------  --------

Gross profit                    182     4,398            72     7,701
                            --------  --------      --------  --------

Selling, general, and
 administrative expenses      1,642     1,438         3,411     3,008

Research and engineering
 expenses                       741       742         1,353     1,518

Other income, net                68       108           132       214
                            --------  --------      --------  --------

Income (loss) before
 income taxes                (2,133)    2,326        (4,560)    3,389

Income tax expense
 (benefit)                     (389)      951        (1,360)    1,355
                            --------  --------      --------  --------

Net income (loss)           $(1,744)  $ 1,375       $(3,200)  $ 2,034
                            ========  ========      ========  ========

Net income (loss)
 per share:
  Basic                     $  (.17)  $   .13       $  (.30)  $   .20
  Diluted                   $  (.17)  $   .13       $  (.30)  $   .19

Weighted-average shares
used in computing net
income (loss) per share:
  Basic                      10,553    10,314        10,516    10,307
  Diluted                    10,553    10,764        10,516    10,974




            DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
            (In Thousands, Except Share and per Share Data)

                                        Sept. 30,      March 31,
                                          2003           2003
                                        --------       --------
          ASSETS
Current assets:
 Cash and cash equivalents              $10,284        $ 5,754
 Short-term investments                   3,749          4,363
 Accounts receivable                      1,036          1,659
 Inventories                              5,182          5,711
 Deferred tax asset, net                  4,513          2,689
 Prepaid and other current assets           588          1,016
                                        --------       --------
    Total current assets                 25,352         21,192
                                        --------       --------

Property and equipment, at cost          23,068         23,204
 Less -- accumulated depreciation
  and amortization                      (14,974)       (15,795)
                                        --------       --------
    Property and equipment, net           8,094          7,409

Long-term investments                     2,144          6,898
Patents and other intangibles, net          485            567
Deferred tax asset, net                   3,933          4,397
                                        --------       --------

       Total assets                     $40,008        $40,463
                                        ========       ========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                       $   577        $ 1,085
 Accrued liabilities                      1,676          1,434
 Advance payments from customers          2,270          1,096
 Deferred revenue                           467              5
                                        --------       --------
    Total current liabilities             4,990          3,620

Stockholders' equity:
 Preferred stock, $.01 par value:
  Authorized -- 2,000,000 shares
  Issued -- none                             --            --
 Common stock, $.01 par value:
  Authorized -- 30,000,000 shares
  Issued -- 10,443,192 shares at
   March 31, 2003 and
   10,566,622 shares at
   September 30, 2003                       106           104
  Additional paid-in capital             43,929        42,556
  Accumulated deficit                    (9,017)       (5,817)
                                        --------      --------
    Total stockholders' equity           35,018        36,843
                                        --------      --------

       Total liabilities and
        stockholders' equity            $40,008       $40,463
                                        ========      ========


    Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Forward-looking statements made in this release include statements as to current and potential market segments, customers, and applications for and deployment of the Company's products; production quantities, delivery rates and schedule, backlog, and revenue recognition for Company products for U.S. or foreign government programs; statements as to potential use of the Company's products in the DHS US-VISIT program and the TSA TWIC card program; and the Company's plans, objectives, and expected future economic performance. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, risks associated with doing business in and with foreign countries; lengthy sales cycles and changes in and dependence on government policy-making; reliance on value-added resellers and system integrators to generate sales, perform customer system integration, develop application software, test products, and work with governments to implement card programs; risks and difficulties associated with development, manufacture, and deployment of optical cards, drives, and systems; the timing of finalization by the Italian government of card specifications and structure and the timing of approval by the U.S. government of new artwork for Green Cards; the possibility that optical memory cards will not be selected for the full implementation of the US-VISIT program, for the prototype phase or full implementation of the TWIC program, or for new government programs abroad; the impact of technological advances, competitive products, and general economic trends; as well as other risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the Company's future actual results could differ materially from the Company's expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

    CONTACT: Drexler Technology Corp., Mountain View
             Steve Larson, 650-969-4428